Exhibit 21

NATIONWIDE FINANCIAL SERVICES, INC. AND SUBSIDIARIES

Subsidiaries of the Registrant

As of December 31, 2009

The following list includes subsidiaries of Nationwide Financial Services, Inc. Subsidiaries of subsidiaries are indicated by indentations. All subsidiaries are wholly-owned unless otherwise indicated.

Subsidiary	State of Incorporation or Organization
Nationwide Life Insurance Company	Ohio
Nationwide Life and Annuity Insurance Company	Ohio
Nationwide Investment Services Corporation	Oklahoma
Nationwide Financial Assignment Company	Ohio
Nationwide Investment Advisors, LLC	Ohio
Nationwide Community Development Corporation, LLC (67% owned)	Ohio
Life REO Holdings, LLC	Ohio
Nationwide Financial Services Capital Trust	Delaware
Nationwide Bank	Federal Incorporation
Nationwide Financial Structured Products, LLC	Ohio
NF Reinsurance, Ltd.	Bermuda
Nationwide Fund Advisors	Delaware
NFS Distributors, Inc.	Delaware
Nationwide Fund Management LLC	Delaware
Nationwide Fund Distributors LLC	Delaware
Nationwide Retirement Solutions, Inc.	Delaware
Nationwide Retirement Solutions, Inc. of Arizona	Arizona
Nationwide Retirement Solutions Insurance Agency, Inc.	Massachusetts
Nationwide Retirement Solutions, Inc. of Ohio	Ohio
Nationwide Retirement Solutions, Inc. of Texas	Texas
Nationwide Financial Institution Distributors Agency, Inc.	Delaware
Nationwide Securities, LLC	Delaware
1717 Brokerage Services, Inc.	Pennsylvania
Pension Associates, Inc.	Wisconsin
Registered Investment Advisors Services, Inc., d/b/a RIA Services, Inc.	Texas

All business operations of Nationwide Financial Services, Inc. and all of its subsidiaries are conducted using each company’s legally registered name, except for Registered Investment Advisors, Inc. d/b/a RIA Services, Inc.